Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-207298, 333-233223, 333-260831 and 333-287927 on Form S-8 of our report dated February 26, 2024, relating to the financial statements of Surgery Partners, Inc. and subsidiaries (the “Company”) appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Nashville, TN
March 2, 2026